Exhibit 99.1

PRESS RELEASE

LIBERTY GLOBAL REPORTS SECOND QUARTER 2011 RESULTS

Record Q2 Broadband & Voice Additions

Quarterly Rebased OCF Growth of 8%

2011 Guidance Targets Confirmed

Englewood, Colorado — August 2, 2011: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter (“Q2”) ended June 30, 2011. Highlights for the quarter compared to the same period for 2010 (unless noted), include:(1)

•      Organic RGU(2) additions increased 39% to 235,000

•      Revenue of $2.62 billion, reflecting rebased(3) growth of 4%

•      Operating Cash Flow (“OCF”)(4) of $1.22 billion, representing rebased growth of 8%

•      Operating income increased 62% to $531 million

•      Adjusted Free Cash Flow (“Adjusted FCF”)(5) of $165 million, up 95%

Liberty Global’s President and CEO Mike Fries said, “Our second quarter results demonstrate continued strength in our core European cable business, driven by our systems in Western Europe(6) which generated rebased revenue and OCF growth of 5% and 10%, respectively. Nowhere was this more evident than in Germany where strong consumer demand for our triple-play offers helped to deliver rebased revenue and OCF growth of 8% and 18%. For LGI overall, we were able to leverage our operational performance into a 95% improvement in Adjusted Free Cash Flow for Q2. In terms of our near-term operating outlook, we are working hard on our fall marketing campaigns and expect to generate healthy subscriber growth in the second half.”

“We had another busy quarter on the M&A front, including an agreement to sell AUSTAR, our Australian pay-TV business, for $2.1 billion. Gross proceeds to LGI for our 54% stake are expected to total $1.1 billion. The transaction valued Austar at approximately ten times trailing OCF at announcement, which represented a substantial premium to our own valuation at the time and even today. Meanwhile, we are making progress on the KBW transaction in Germany and expect to close that deal in the fourth quarter, pending regulatory approval.”

“On the regulatory front, we recently received a favorable decision from the national regulator in the Netherlands who concluded that the Dutch television market requires no further regulation at this time. This is good news for us and the industry in general.  Meanwhile, we expect Telenet, our Belgian operation, to vigorously challenge the recent regulatory decision in their market and believe there is a strong basis for our appeal. Our proven ability to bring new products and services to the market, such as our recent roll-out of 100+ mbps broadband speeds to over 20 million European homes, is helping the EU and an increasing number of national regulators realize that the cable industry is the main driver for infrastructure-based investment and competition.”

“We remain highly focused on innovation and new product development, especially in our digital video business. The soft launch of our next-generation Horizon home gateway device is planned for Q4 in the Netherlands, together with our new online video service which will stream dozens of the best Dutch television channels and offer thousands of hours of on-demand content. We plan to introduce similar products in additional European markets next year beginning with UPC Cablecom in Switzerland.”

“At June 30, 2011, we had cash and cash equivalents of $3.4 billion, excluding $1.5 billion of restricted cash set aside in connection with the KBW acquisition. In addition to our ample cash position, our balance sheet is in great shape, with leverage squarely in our target range, interest rates and currency exposures well-hedged, and an average debt maturity of 7 years. We remain committed to stock buybacks as a core tenet of our strategy for value creation. In order to complete our $1 billion equity repurchase program this year, we expect to buy approximately $400 million of stock during the balance of the year. Finally, we are pleased to confirm all of our 2011 public guidance targets and look forward to a successful fall selling season.”

Subscriber Statistics

At June 30, 2011, our subscription base of 28.3 million RGUs consisted of 16.6 million video, 6.8 million broadband internet and 4.9 million telephony services being provided to 17.6 million unique customers. We increased our RGU base by 4% from 27.3 million at June 30, 2010, driven primarily by organic growth of 972,000 RGUs as well as the impact of small in-market acquisitions.

For the three and six months ended June 30, 2011, we added 235,000 and 486,000 RGUs, respectively, representing increases of 39% and 30%, respectively, over the corresponding prior-year periods. In each of our Western European, Central and Eastern European (“CEE”) and Chilean operations, we saw increases in net organic RGU additions during the first half of 2011, as compared to the respective 2010 period. In the second quarter, our 235,000 subscriber additions included notable growth by our operation in Germany, which contributed 99,000 RGUs. In addition, our Chilean operation, led by strength in broadband, added 50,000 RGUs in the quarter, reflecting its best quarterly performance since 2007.

Our video losses of 75,000 and 168,000 for the quarter and six months ended June 30, 2011 improved by 31% and 25%, respectively, as compared to the same 2010 periods. This improvement was driven to a large extent by better performance in Romania. During the three- and six-month periods, we added 216,000 and 504,000 digital cable subscribers, respectively. As a result, we finished Q2 with 7.3 million digital cable RGUs and 48% digital penetration,(7) which compares favorably to our 40% digital penetration at June 30, 2010. HD viewing quality and DVR functionality continue to resonate with our digital cable customers, as 46% subscribe to one or both of these enhanced services. Over the past twelve months, we added nearly 1.0 million HD and/or DVR subscribers, growing our base by more than 40%.

Propelled by the continued success of our triple-play offers, we achieved our best second quarter and half-year results in terms of combined telephony and broadband subscriber additions. With respect to telephony RGU additions, we added 156,000 and 311,000 for the three- and six-month 2011 periods, representing increases of 24% and 12%, respectively, as compared to the corresponding 2010 periods. Meanwhile, our second quarter broadband internet additions of 154,000 were comparable to the 152,000 subscribers gained during the second quarter of last year, while our year-to-date growth of 343,000 represented a 7% increase over our prior-year performance. With 3.0 broadband speeds of at least 100 Mbps available in all of our European markets, our bundles increasingly demonstrate our broadband superiority versus DSL-based services. As of June 30, 2011, approximately 65% of our European internet customers at UPC Broadband subscribed to broadband tiers of 20 Mbps or higher. Rounding out our 3.0-capable footprint, VTR launched next-generation broadband speeds in Q2 across its 2 million upgraded homes. Offering a 120 Mbps service, our Chilean operation increased its top broadband speed four-fold from just 30 Mbps one year ago.

Of our 17.6 million customers at June 30, 2011, over 4 million or 23% subscribe to our full triple-play product suite. Over the last twelve months, more than 550,000 customers have become triple-play subscribers — a result that speaks to the strength and value of our offers. We look forward to aggressively promoting this strategy through the second half of this year, in particular during our peak fourth quarter selling period.

Revenue

For the three and six months ended June 30, 2011, our consolidated revenue increased 21% to $2.62 billion and 16% to $5.05 billion, respectively, as compared to the corresponding prior year periods. Our revenue improvement in both periods was attributable to favorable foreign currency movements (“FX”) and organic growth, as well as the impact of acquisitions. On a consolidated basis, subscription revenue increases accounted for most of our organic revenue growth for both periods, demonstrating our continued success in selling multi-play bundles. Specifically, in the second quarter, our bundling strategy helped us realize a 6% FX-neutral increase to $41.47 in consolidated ARPU per customer,(8) as compared to Q2 2010.

Adjusting for both FX and acquisitions, we achieved 4% rebased revenue growth for both the three and six months ended June 30, 2011, as compared to the corresponding periods in 2010. Similar to the first quarter of 2011, our second quarter 2011 rebased revenue growth was led by our Chilean and Western European operations, which generated rebased growth in Q2 of 6% and 5%, respectively. Rounding out our regional results, our Australian and CEE operations each achieved rebased revenue growth of 1% in the second quarter as compared to the prior year period.

Operating Cash Flow

Our OCF increased 24% to $1.22 billion and 20% to $2.35 billion for the three and six months ended June 30, 2011, respectively, as compared to the corresponding prior year periods. In terms of rebased growth, we delivered an increase of 8% for the second quarter of 2011 and 7% for the year-to-date period, fueled largely by volume growth combined with cost containment. Led by Q2 rebased OCF growth of 27% in our Irish and 18% in our German businesses, our Western European operations achieved their best quarterly result in two and a half years, posting 10% year-over-year rebased OCF growth. Rounding out Europe, our CEE operations delivered flat rebased OCF growth in Q2, reflecting a modest improvement as compared to the region’s Q1 2011 rebased result. Meanwhile, our Australian operation achieved 5% quarterly rebased OCF growth and our Chilean operation reported a rebased OCF decline of 4% on a consolidated basis. However, this decline in Chile improves to growth of 4% after excluding the incremental costs associated with its 4G wireless project.

Our consolidated OCF margins(9) for the second quarter and first six months of 2011 were 46.8% and 46.5%, respectively. These OCF margins each represent year-over-year increases of 140 basis points, as we continue to achieve operating leverage and economies of scale. Specifically, in the second quarter, our European operation increased its margin by 170 basis points, with all of our Western European countries demonstrating year-over-year improvements. Additionally, during Q2 2011, we also experienced a 150 basis point improvement in our Australian operation, while our Chilean business realized a 380 basis point decline in OCF margin, largely as a result of a $7 million negative impact related to our 4G wireless initiative.

Operating Income

For the three and six months ended June 30, 2011, our reported operating income increased 62% to $531 million and 76% to $1.1 billion, as compared to the respective prior year 2010 periods. The increase for both periods was driven in part by higher revenue and improvement in our operating and selling, general and administrative expenses measured as a percentage of revenue. In addition, our year-to-date operating income in 2011 was buoyed by a pre-tax gain of $115 million in connection with the sale of spectrum licenses at Austar during Q1 2011. As a result of these aforementioned factors, our operating income margin(10) increased by over 500 basis points for both periods, as compared to the three and six months ended June 30, 2010.

Net Earnings Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $347 million or $1.37 per basic and diluted share for the three months ended June 30, 2011, as compared to a Net Loss of $684 million or $2.66 per basic and diluted share for the three months ended June 30, 2010. The year-over-year improvement in Net Loss was driven primarily by higher operating income and the net impact from foreign currency transaction gains and losses from derivative instruments. The Net Loss for the six months ended June 30, 2011 was $5 million or $0.02 per basic and diluted share versus the net earnings attributable to LGI stockholders of $52 million or $0.20 per basic and diluted share for the six months ended June 30, 2010.

Our basic and diluted per share calculations utilized weighted average common shares of 254 million and 248 million for the three and six months ended June 30, 2011, respectively, and 257 million and 262 million for the three and six months ended June 30, 2010, respectively. At July 28, 2011, we had 286 million shares outstanding, largely reflecting the net effect of the conversion of substantially all of our two convertible debt securities during the quarter and recent stock repurchases.

Capital Expenditures and Free Cash Flow

We had capital expenditures of $508 million and $1.0 billion for the three and six months ended June 30, 2011. Our capital expenditures measured as a percentage of revenue declined to 19% in the second quarter of 2011 as compared to 20% in the second quarter of 2010, as vendor financing arrangements helped to offset the impacts of our strong subscriber growth in this year’s Q2 and the increasing amounts invested in our Chilean 4G project. On a year-to-date basis, our capital expenditures were 20% of revenue, as compared to 19% for the first half of 2010. The slight uplift was largely due to our Belgian operation, which incurred more than a 400 basis point increase year-over-year, while the remainder of our European operations was flat year-over-year. In addition, our Australian and Chilean operations each achieved lower capital expenditures as a percentage of revenue, as compared to results in the first half of 2010.

For the three and six months ended June 30, 2011, we generated FCF of $135 million and $383 million, respectively, as compared to FCF of ($49) million and $253 million, respectively, for the corresponding prior year periods. On an adjusted basis, we achieved Adjusted FCF of $165 million for the second quarter of 2011, which reflects a 95% improvement over Adjusted FCF of $85 million for the second quarter of 2010. Similarly, our Adjusted FCF for the first half of 2011 increased by 13% to $430 million, as compared to our Adjusted FCF of $382 million for the first half of 2010. For both 2011 periods, the increase in Adjusted FCF resulted largely from the net effect of higher OCF, interest and derivative costs, and capital expenditures. In addition, our 2011 results have been favorably impacted by foreign currency movements. In looking at our FCF phasing for the second half of 2011, we would expect Adjusted FCF to be significantly weighted to our fourth quarter results.

Leverage and Liquidity

At June 30, 2011, we had total debt(11) of $23.7 billion and cash and cash equivalents of $3.4 billion. Our debt position at quarter-end declined modestly as compared to total debt of $23.9 billion at March 31, 2011. During the quarter, we retired the UnitedGlobalCom convertible notes and substantially all of the LGI convertible notes through the combined issuance of 33.7 million shares of Series A common stock, 16.0 million shares of Series C common stock, and $187 million in cash incentive payments. The decrease in debt associated with these debt conversions was largely offset by additional borrowings at Telenet and the FX impact associated with the continued weakening of the U.S. dollar to the euro in Q2.

In terms of our liquidity position at quarter-end, we had approximately $4.6 billion of consolidated liquidity, consisting of $3.4 billion in cash and cash equivalents and $1.2 billion in borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.(12) Of our consolidated cash position, we held approximately $915 million at LGI and our non-operating subsidiaries and $2.5 billion at our operating subsidiaries. These amounts do not include $1.5 billion in short-term restricted cash held in escrow in connection with the pending acquisition of KBW (the “KBW Escrowed Cash”). Subsequent to June 30, 2011, Telenet made a cash distribution to shareholders totaling €509 million ($739 million), of which approximately €254 million ($368 million) went to minority shareholders, and repaid approximately €400 million ($581 million) in term loans under its credit facility. Adjusting for these two transactions, our consolidated cash position would have been roughly $2.45 billion.

With respect to our consolidated leverage ratios, we ended Q2 with gross and net debt (including the KBW Escrowed Cash) ratios(13) of approximately 4.8x and 3.8x, respectively. After excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation, our gross and net debt ratios decline to 4.6x and 3.6x, respectively. Of our total debt at June 30, 2011, approximately 85% was due 2016 and beyond and our fully-swapped borrowing cost(14) was approximately 7.8%.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of June 30, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2011 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, our ARPU per customer, and our Adjusted Free Cash Flow and for continued improvement in OCF margins; our expectations with respect to pending acquisitions and dispositions; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation home gateway device and new online video service; the manner, timing and amount of purchases that we may make under the Company’s repurchase program; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, the trading prices of our equity securities, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

(1)           On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation. References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia’s arena segment effective September 30, 2010 and disposed of our interest in Jupiter Telecommunications Co., Ltd (“J:COM”) on February 18, 2010. The results of operations, subscriber metrics and cash flows of Unitymedia’s arena segment and J:COM have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

(2)           Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(3)           For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results, (ii) exclude the pre-disposition revenue and OCF of a small Australian mobile business that was sold in the second quarter of 2011 from our rebased amounts for the three and six months ended June 30, 2010 to the same extent that the revenue and OCF of this entity is excluded from our results for the three and six months ended June 30, 2011 and (iii) reflect the translation of our rebased amounts for the 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Broadband Division, reflect the impact of rebasing 2010 results for a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010 with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). Please see page 10 for supplemental information.

(4)           Please see page 13 for our operating cash flow definition and the required reconciliation.

(5)           Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative to arrive at Adjusted FCF for the 2011 period. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

(6)           References to Western Europe, include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium, unless the text otherwise notes and/or specifically references our Western Europe reporting segment, which would include the aforementioned countries, except for Belgium.

(7)           Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(8)           ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC Broadband is not adjusted for currency impacts.

(9)           OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(10)         Operating income margin is calculated by dividing operating income by total revenue for the applicable period.

(11)         Total debt includes capital lease obligations.

(12)         The $1.2 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries’ applicable facilities without regard to covenant compliance calculations.

(13)         Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents and the KBW Escrowed Cash.

(14)         Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2011	December 31, 2010
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$3,396.5	$3,847.5
Restricted cash	1,549.0	5.3
Trade receivables, net	806.2	922.3
Deferred income taxes	189.5	300.1
Other current assets	340.6	357.5
Total current assets	6,281.8	5,432.7

Restricted cash	43.1	40.6
Investments	1,079.6	1,073.6
Property and equipment, net	12,010.3	11,112.3
Goodwill	12,778.5	11,734.7
Intangible assets subject to amortization, net	2,073.9	2,095.5
Other assets, net	1,993.3	1,839.4

Total assets	$36,260.5	$33,328.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$536.4	$566.2
Deferred revenue and advance payments from subscribers and others	823.3	869.8
Current portion of debt and capital lease obligations	160.7	631.7
Derivative instruments	692.4	563.1
Accrued interest	251.0	221.2
Accrued programming	246.6	215.9
Other accrued and current liabilities	1,650.6	1,222.0
Total current liabilities	4,361.0	4,289.9

Long-term debt and capital lease obligations	23,574.1	21,830.9
Other long-term liabilities	4,011.6	3,750.3
Total liabilities	31,946.7	29,871.1

Commitments and contingencies

Equity:
Total LGI stockholders	4,179.6	3,044.6
Noncontrolling interests	134.2	413.1
Total equity	4,313.8	3,457.7

Total liabilities and equity	$36,260.5	$33,328.8

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions, except per share amounts
Revenue	$2,618.6	$2,168.8	$5,050.9	$4,344.5

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	949.4	800.4	1,851.6	1,626.9
Selling, general and administrative (including stock-based compensation)	484.1	416.2	928.1	824.4
Depreciation and amortization	649.7	590.5	1,268.2	1,179.5
Impairment, restructuring and other operating charges (gains), net	4.6	34.6	(105.4)	83.0
	2,087.8	1,841.7	3,942.5	3,713.8
Operating income	530.8	327.1	1,108.4	630.7

Non-operating income (expense):
Interest expense	(392.9)	(316.0)	(757.1)	(659.2)
Interest and dividend income	16.3	5.2	38.4	18.2
Realized and unrealized gains (losses) on derivative instruments, net	(449.1)	146.8	(462.0)	(363.7)
Foreign currency transaction gains (losses), net	205.4	(758.3)	589.8	(893.4)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(48.9)	(28.9)	(142.5)	23.7
Gains (losses) on debt modifications, extinguishments and conversion, net	(187.1)	(2.8)	(206.4)	0.3
Other expense, net	(1.4)	(1.7)	(5.8)	(1.8)
	(857.7)	(955.7)	(945.6)	(1,875.9)
Earnings (loss) from continuing operations before income taxes	(326.9)	(628.6)	162.8	(1,245.2)
Income tax expense	(3.8)	(28.2)	(69.5)	(44.6)
Earnings (loss) from continuing operations	(330.7)	(656.8)	93.3	(1,289.8)

Discontinued operations:
Earnings from discontinued operations, net of taxes	—	1.6	—	48.9
Gain (adjustment to gain) on disposal of discontinued operations, net of taxes	—	(19.6)	—	1,372.6
	—	(18.0)	—	1,421.5
Net earnings (loss)	(330.7)	(674.8)	93.3	131.7
Net earnings attributable to noncontrolling interests	(16.3)	(9.6)	(97.9)	(79.5)
Net earnings (loss) attributable to LGI stockholders	$(347.0)	$(684.4)	$(4.6)	$52.2

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(1.37)	$(2.59)	$(0.02)	$(5.02)
Discontinued operations	—	(0.07)	—	5.22
	$(1.37)	$(2.66)	$(0.02)	$0.20

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2011	2010
	in millions
Cash flows from operating activities:
Net earnings	$93.3	$131.7
Earnings from discontinued operations	—	(1,421.5)
Earnings (loss) from continuing operations	93.3	(1,289.8)

Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	1,276.2	2,296.0
Net cash provided by operating activities of discontinued operations	—	159.9
Net cash provided by operating activities	1,369.5	1,166.1

Cash flows from investing activities:
Change in restricted cash	(1,510.2)	(0.3)
Capital expenditures	(1,018.8)	(839.4)
Proceeds from sale of investments and other assets	154.2	4.5
Cash paid in connection with acquisitions, net of cash acquired	(65.9)	(2,636.3)
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	—	3,163.8
Other investing activities, net	(19.0)	(0.5)
Net cash used by investing activities of discontinued operations	—	(88.4)
Net cash used by investing activities	(2,459.7)	(396.6)

Cash flows from financing activities:
Borrowings of debt	3,612.5	1,469.5
Repayments and repurchases of debt and capital lease obligations	(2,606.5)	(4,603.9)
Repurchase of LGI common stock	(353.5)	(554.9)
Payment of financing costs, debt premiums and exchange offer consideration	(216.5)	(29.8)
Payment of net settled employee withholding taxes on stock incentive awards	(65.3)	(11.8)
Excess tax benefits from stock-based compensation	23.1	34.4
Net cash paid related to derivative instruments	(3.7)	(130.8)
Change in cash collateral	—	3,557.8
Other financing activities, net	25.0	19.8
Net cash used by financing activities of discontinued operations	—	(22.2)
Net cash provided (used) by financing activities	415.1	(271.9)

Effect of exchange rate changes on cash:
Continuing operations	224.1	(273.1)
Discontinued operations	—	13.3
Total	224.1	(259.8)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(451.0)	175.2
Discontinued operations	—	62.6
Net increase (decrease) in cash and cash equivalents	(451.0)	237.8

Cash and cash equivalents:
Beginning of period	3,847.5	3,269.6
End of period	$3,396.5	$3,507.4

Cash paid for interest:
Continuing operations	$690.5	$512.2
Discontinued operations	—	10.3
Total	$690.5	$522.5

Net cash paid for taxes:
Continuing operations	$21.1	$139.8
Discontinued operations	—	6.4
Total	$21.1	$146.2

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most segments also provide business-to-business services. At June 30, 2011, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC Broadband Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC Broadband Division. Telenet provides broadband communications operations in Belgium and Austar provides DTH services in Australia. In Chile, the VTR Group includes VTR, which provides broadband communications services, and VTR Wireless, which is undertaking the launch of mobile products through a combination of its own wireless network and mobile virtual network operator arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

As further described in note 14 to the condensed consolidated financial statements included in our most recently filed Form 10-Q, segment information for all periods presented has been restated to reflect certain reporting changes and to present Unitymedia’s arena segment as a discontinued operation.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in our rebased amounts for the three and six months ended June 30, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2011, (ii) exclude the pre-disposition revenue and OCF of a small Australian mobile business that was sold in the second quarter of 2011 from our rebased amounts for the three and six months ended June 30, 2010 to the same extent that the revenue and OCF of this entity is excluded from our results for the three and six months ended June 30, 2011 and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Broadband Division, for the three and six months ended June 30, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three and six months ended June 30, 2010 includes a reduction for the Hungarian Tax of HUF 851 million ($4.6 million) for the three month period and HUF 1,577 million ($8.2 million) for the six month period. This compares to a reduction to OCF that is included in our actual results for the three and six months ended June 30, 2011 of HUF 857 million ($4.6 million) and HUF 1,582 million ($8.2 million), respectively. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2010 include three small acquisitions in Europe for the three month period, and Unitymedia and four small acquisitions in Europe for the six month period. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$360.4	$293.9	$66.5	22.6	8.4
The Netherlands	327.7	274.3	53.4	19.5	5.6
Switzerland	326.9	250.5	76.4	30.5	2.4
Other Western Europe	227.7	194.7	33.0	16.9	3.3
Total Western Europe	1,242.7	1,013.4	229.3	22.6	5.1
Central and Eastern Europe	289.0	240.1	48.9	20.4	0.6
Central and other	31.5	25.2	6.3	25.0	—
Total UPC Broadband Division	1,563.2	1,278.7	284.5	22.2	4.4

Telenet (Belgium)	487.8	410.2	77.6	18.9	4.7
VTR Group (Chile)	228.6	191.3	37.3	19.5	5.6
Austar (Australia)	189.0	156.5	32.5	20.8	1.3
Corporate and other	172.9	152.5	20.4	13.4	—
Intersegment eliminations	(22.9)	(20.4)	(2.5)	(12.3)	—

Total	$2,618.6	$2,168.8	$449.8	20.7	4.2

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$695.4	$510.7	$184.7	36.2	8.1
The Netherlands	637.9	569.8	68.1	12.0	5.9
Switzerland	626.6	510.8	115.8	22.7	2.5
Other Western Europe	444.3	408.9	35.4	8.7	2.8
Total Western Europe	2,404.2	2,000.2	404.0	20.2	5.1
Central and Eastern Europe	554.1	499.3	54.8	11.0	1.2
Central and other	61.6	52.3	9.3	17.8	—
Total UPC Broadband Division	3,019.9	2,551.8	468.1	18.3	4.4

Telenet (Belgium)	942.1	849.3	92.8	10.9	4.5
VTR Group (Chile)	442.7	373.3	69.4	18.6	7.3
Austar (Australia)	363.4	312.9	50.5	16.1	0.8
Corporate and other	326.7	298.5	28.2	9.4	—
Intersegment eliminations	(43.9)	(41.3)	(2.6)	(6.3)	—

Total	$5,050.9	$4,344.5	$706.4	16.3	4.3

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %(1)
	in millions, except % amounts
UPC Broadband Division:
Germany	$222.1	$169.0	$53.1	31.4	17.5
The Netherlands	194.0	159.1	34.9	21.9	7.8
Switzerland	182.1	134.0	48.1	35.9	6.5
Other Western Europe	106.4	85.7	20.7	24.2	9.2
Total Western Europe	704.6	547.8	156.8	28.6	10.6
Central and Eastern Europe	141.8	123.8	18.0	14.5	0.1
Central and other	(35.6)	(32.5)	(3.1)	(9.5)	—
Total UPC Broadband Division	810.8	639.1	171.7	26.9	9.3

Telenet (Belgium)	254.1	208.7	45.4	21.8	7.8
VTR Group (Chile)	86.9	79.9	7.0	8.8	(3.9)
Austar (Australia)	67.2	53.4	13.8	25.8	5.3
Corporate and other	5.8	3.8	2.0	52.6	—

Total	$1,224.8	$984.9	$239.9	24.4	7.6

Total (excluding VTR Wireless)					8.2

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %(1)
	in millions, except % amounts
UPC Broadband Division:
Germany	$421.9	$288.7	$133.2	46.1	16.0
The Netherlands	374.7	327.9	46.8	14.3	8.1
Switzerland	348.8	275.5	73.3	26.6	5.8
Other Western Europe	206.0	183.7	22.3	12.1	6.2
Total Western Europe	1,351.4	1,075.8	275.6	25.6	9.5
Central and Eastern Europe	269.1	257.6	11.5	4.5	(1.4)
Central and other	(69.2)	(59.2)	(10.0)	(16.9)	—
Total UPC Broadband Division	1,551.3	1,274.2	277.1	21.7	7.4

Telenet (Belgium)	486.9	431.0	55.9	13.0	7.0
VTR Group (Chile)	171.3	150.0	21.3	14.2	3.3
Austar (Australia)	127.0	107.5	19.5	18.1	2.3
Corporate and other	10.0	(2.8)	12.8	N.M.	N.M.

Total	$2,346.5	$1,959.9	$386.6	19.7	7.3

Total (excluding VTR Wireless)					7.9

N.M — Not Meaningful

(1)          In addition to rebasing for currency exchange rates and acquisitions, we have also rebased our OCF results for the Hungarian Tax that was imposed beginning in the fourth quarter of 2010. This impacts the line items of Central and Eastern Europe, Total UPC Broadband Division and Total. Please see page 10 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions
Total segment operating cash flow from continuing operations	$1,224.8	$984.9	$2,346.5	$1,959.9
Stock-based compensation expense	(39.7)	(32.7)	(75.3)	(66.7)
Depreciation and amortization	(649.7)	(590.5)	(1,268.2)	(1,179.5)
Impairment, restructuring and other operating gains (charges), net	(4.6)	(34.6)	105.4	(83.0)
Operating income	$530.8	$327.1	$1,108.4	$630.7

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table(2) details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2011:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt(3)	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,188.2	$—	$1,188.2	$915.2
UPC Holding (excluding VTR)	11,859.6	39.0	11,898.6	270.7
VTR Group	—	0.6	0.6	84.0
Unitymedia	3,926.1	716.6	4,642.7	145.3
Telenet	4,351.9	444.5	4,796.4	1,719.7
Austar	776.5	—	776.5	225.1
Chellomedia	268.4	—	268.4	25.5
Liberty Puerto Rico	163.4	—	163.4	7.5
Other operating subsidiaries	—	—	—	3.5
Total LGI	$22,534.1	$1,200.7	$23,734.8	$3,396.5

KBW Escrowed Cash				$1,541.2

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions
Customer premises equipment	$185.5	$172.4	$406.6	$356.6
Scalable infrastructure	93.0	74.9	162.8	139.5
Line extensions	75.2	31.4	131.3	67.7
Upgrade/rebuild	71.0	80.2	153.7	134.2
Support capital	81.4	62.8	159.3	125.4
Other including Chellomedia	2.3	12.7	5.1	16.0
Total capital expenditures(4)	$508.4	$434.4	$1,018.8	$839.4

Capital expenditures as % of revenue(5)	19.4%	20.0%	20.2%	19.3%

(2)          Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(3)          Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

(4)          During the second quarter of 2011, we recorded non-cash additions to our property and equipment of $26 million as a result of vendor financing arrangements. These non-cash additions are not included in our cash flow statement, and accordingly, are excluded from the 2011 capital expenditure figures presented in the above table.

(5)          Of our capital expenditures for the three and six months ended June 30, 2011, VTR Wireless accounted for $13 million and $19 million, respectively. Excluding VTR Wireless’ capital expenditures, our capital expenditures would have been 18.9% and 19.8% of revenue for the three and six months ended June 30, 2011, respectively.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the Unitymedia acquisition and the divestiture of our J:COM interest in 2010, specifically the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the incremental FCF deficit associated with the VTR Wireless mobile initiative to arrive at Adjusted FCF for the 2011 period. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF and Adjusted FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions
Net cash provided by operating activities of continuing operations	$634.6	$372.5	$1,369.5	$1,006.2
Excess tax benefits from stock-based compensation(6)	2.9	0.1	23.1	34.4
Direct acquisition costs(7)	5.6	13.2	9.4	51.8
Capital expenditures	(508.4)	(434.4)	(1,018.8)	(839.4)
FCF	$134.7	$(48.6)	$383.2	$253.0

FCF	$134.7	$(48.6)	$383.2	$253.0
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period(8)	—	—	—	(42.0)
Post-acquisition payments associated with Old Unitymedia’s capital structure(9)	6.5	7.2	12.9	44.8
FCF deficit of VTR Wireless	23.9	—	33.7	—
Tax payments on J:COM disposal	—	126.0	—	126.0
Adjusted FCF	$165.1	$84.6	$429.8	$381.8

(6)          Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our condensed consolidated cash flow statement.

(7)          Represents costs paid during the period to third parties directly related to acquisitions.

(8)          Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia’s pre-acquisition debt) during the pre-acquisition Q1 2010 period.

(9)          Represents interest and derivative payments on Old Unitymedia’s pre-acquisition debt during the post-acquisition period. These latter payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia’s pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition. Payments on one of Old Unitymedia’s legacy derivative instruments have continued into 2011.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at June 30, 2011, March 31, 2011, and June 30, 2010:

	June 30, 2011	March 31, 2011	June 30, 2010	Q2’11 / Q1’11 (% Change)	Q2’11 / Q2’10 (% Change)
Total Customers
UPC Broadband	13,359,900	13,369,800	13,498,100	(0.1)%	(1.0)%
Telenet	2,233,900	2,253,700	2,303,100	(0.9)%	(3.0)%
VTR	1,089,800	1,074,700	1,066,200	1.4%	2.2%
Other	886,100	877,600	869,900	1.0%	1.9%
LGI Consolidated	17,569,700	17,575,800	17,737,300	0.0%	(0.9)%

Total Single-Play Customers	10,857,000	11,021,600	11,674,200	(1.5)%	(7.0)%
Total Double-Play Customers	2,658,400	2,659,900	2,569,800	(0.1)%	3.4%
Total Triple-Play Customers	4,054,300	3,894,300	3,493,300	4.1%	16.1%

% Double-Play Customers
UPC Broadband	13.4%	13.4%	12.8%	0.0%	4.7%
Telenet	27.2%	27.1%	25.0%	0.4%	8.8%
VTR	21.7%	21.7%	22.2%	0.0%	(2.3)%
LGI Consolidated	15.1%	15.1%	14.5%	0.0%	4.1%

% Triple-Play Customers
UPC Broadband	20.9%	19.9%	17.2%	5.0%	21.5%
Telenet	33.6%	32.6%	29.9%	3.1%	12.4%
VTR	44.3%	43.4%	41.8%	2.1%	6.0%
LGI Consolidated	23.1%	22.2%	19.7%	4.1%	17.3%

RGUs per Customer Relationship
UPC Broadband	1.55	1.53	1.47	1.3%	5.4%
Telenet	1.94	1.92	1.85	1.0%	4.9%
VTR	2.10	2.09	2.06	0.5%	1.9%
LGI Consolidated	1.61	1.59	1.54	1.3%	4.5%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(10) for the indicated periods:

	Three months ended June 30,					FX Neutral
	2011		2010		% Change	% Change(11)
UPC Broadband		€23.74		€21.79	8.9%	5.9%
Telenet		€41.95		€39.15	7.2%	7.2%
VTR	CLP	29,990	CLP	29,112	3.0%	3.0%
Austar	AUD	72.99	AUD	72.94	0.1%	0.1%
LGI Consolidated		$41.47		$34.01	21.9%	5.5%

(10)    ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

(11)    FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the second quarter of 2011. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €95 million in Q2 2011.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions
UPC Holding:
Revenue	€994.5	€924.1	€1,971.0	€1,818.6
OCF	€475.1	€432.3	€936.9	€855.2

Chellomedia Programming:
Revenue	€86.2	€82.7	€165.1	€154.0
OCF	€17.8	€17.1	€33.3	€29.9

	Debt, Cash and Leverage at June 30, 2011(12)
	Total Debt(13)	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€8,200.7	€216.7	3.87x	4.72x
Chellomedia Programming	€185.0	€17.3	2.52x	2.52x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 13. The following tables provide the reconciliations of OCF to operating income:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	in millions
UPC Holding
Total segment operating cash flow	€475.1	€432.3	€936.9	€855.2
Stock-based compensation expense	(3.3)	(5.8)	(6.6)	(10.5)
Related-party fees and allocations, net	3.1	0.2	1.6	(8.1)
Depreciation and amortization	(240.0)	(244.8)	(479.7)	(490.7)
Impairment, restructuring and other operating charges, net	(1.3)	(3.9)	(3.6)	(5.8)
Operating income	€233.6	€178.0	€448.6	€340.1
Chellomedia Programming
Total segment operating cash flow	€17.8	€17.1	€33.3	€29.9
Stock-based compensation expense	(0.3)	(0.3)	(0.6)	(0.5)
Related-party management fees	(2.3)	(3.3)	(5.1)	(5.3)
Depreciation and amortization	(5.8)	(6.0)	(12.1)	(12.0)
Impairment, restructuring and other operating charges	—	(21.6)	—	(21.6)
Operating income	€9.4	€(14.1)	€15.5	€(9.5)

(12)    In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on June 30, 2011 results, and are subject to completion of our second quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

(13)    Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

	Consolidated Operating Data — June 30, 2011
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	8,702,200	8,241,800	4,552,800	6,255,700	2,835,300	1,633,300	—	—	4,468,600	8,241,800	894,600	8,241,800	892,500
The Netherlands(13)	2,786,400	2,700,200	1,857,000	3,514,200	911,100	944,000	—	—	1,855,100	2,711,300	881,500	2,709,500	777,600
Switzerland(13)	2,074,600	1,755,900	1,546,900	2,376,600	1,002,800	509,600	—	—	1,512,400	2,187,400	525,200	2,187,400	339,000
Austria	1,173,900	1,173,900	691,500	1,301,400	235,200	283,400	—	—	518,600	1,173,900	442,800	1,173,900	340,000
Ireland	872,900	687,500	531,100	826,800	95,800	325,100	—	59,900	480,800	687,500	224,800	642,600	121,200
Total Western Europe	15,610,000	14,559,300	9,179,300	14,274,700	5,080,200	3,695,400	—	59,900	8,835,500	15,001,900	2,968,900	14,955,200	2,470,300
Hungary	1,386,100	1,373,000	948,300	1,523,800	338,700	280,800	200,400	—	819,900	1,373,000	411,900	1,365,900	292,000
Romania	2,070,600	1,644,600	1,124,200	1,542,100	567,600	314,700	242,000	—	1,124,300	1,644,600	258,000	1,582,700	159,800
Poland	2,052,900	1,946,800	1,089,200	1,799,400	573,500	437,800	—	—	1,011,300	1,946,800	543,000	1,946,700	245,100
Czech Republic	1,329,200	1,220,700	746,600	1,206,300	91,600	419,800	79,200	—	590,600	1,220,700	424,400	1,218,000	191,300
Slovakia	496,400	450,000	272,300	375,200	116,700	97,300	42,300	2,200	258,500	414,400	77,700	414,400	39,000
Total Central & Eastern Europe	7,335,200	6,635,100	4,180,600	6,446,800	1,688,100	1,550,400	563,900	2,200	3,804,600	6,599,500	1,715,000	6,527,700	927,200
Total UPC Broadband Division	22,945,200	21,194,400	13,359,900	20,721,500	6,768,300	5,245,800	563,900	62,100	12,640,100	21,601,400	4,683,900	21,482,900	3,397,500

Telenet (Belgium)	2,831,300	2,831,300	2,233,900	4,344,900	914,900	1,319,000	—	—	2,233,900	2,831,300	1,263,700	2,831,300	847,300

The Americas:
VTR (Chile)	2,711,700	2,076,100	1,089,800	2,291,800	246,400	668,000	—	—	914,400	2,076,100	742,700	2,066,000	634,700
Puerto Rico	352,600	352,600	121,800	214,900	—	80,600	—	—	80,600	352,600	84,500	352,600	49,800
Total The Americas	3,064,300	2,428,700	1,211,600	2,506,700	246,400	748,600	—	—	995,000	2,428,700	827,200	2,418,600	684,500

Austar (Australia)	2,549,500	—	764,300	764,300	—	—	764,300	—	764,300	30,400	—	—	—

Grand Total	31,390,300	26,454,400	17,569,700	28,337,400	7,929,600	7,313,400	1,328,200	62,100	16,633,300	26,891,800	6,774,800	26,732,800	4,929,300

	Subscriber Variance Table — June 30, 2011 vs. March 31, 2011
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
Germany	7,800	79,800	(300)	99,400	(52,600)	43,800	—	—	(8,800)	79,800	54,500	79,800	53,700
The Netherlands	(10,100)	11,200	(20,500)	10,300	(40,600)	21,300	—	—	(19,300)	(15,200)	13,900	11,600	15,700
Switzerland	2,800	6,300	(4,100)	8,400	(18,200)	14,400	—	—	(3,800)	44,300	6,600	44,500	5,600
Austria	2,900	2,900	(8,000)	6,100	(9,800)	7,000	—	—	(2,800)	2,900	2,000	2,900	6,900
Ireland	1,900	10,300	(3,800)	15,100	(5,700)	1,500	—	(2,900)	(7,100)	10,300	9,900	24,600	12,300
Total Western Europe	5,300	110,500	(36,700)	139,300	(126,900)	88,000	—	(2,900)	(41,800)	122,100	86,900	163,400	94,200
Hungary	131,100	132,600	52,100	87,600	24,800	16,100	2,300	—	43,200	132,600	33,800	123,000	10,600
Romania	500	7,600	(15,500)	1,400	(32,100)	10,200	6,500	—	(15,400)	7,600	1,800	7,500	15,000
Poland	2,100	5,400	(7,100)	10,100	(37,100)	29,700	—	—	(7,400)	5,400	4,200	5,400	13,300
Czech Republic	1,600	2,200	(3,300)	(3,900)	(9,600)	2,500	(1,800)	—	(8,900)	2,200	4,700	3,600	300
Slovakia	1,000	2,000	600	7,800	(9,700)	7,300	2,100	(200)	(500)	2,800	4,000	2,800	4,300
Total Central & Eastern Europe	136,300	149,800	26,800	103,000	(63,700)	65,800	9,100	(200)	11,000	150,600	48,500	142,300	43,500
Total UPC Broadband Division	141,600	260,300	(9,900)	242,300	(190,600)	153,800	9,100	(3,100)	(30,800)	272,700	135,400	305,700	137,700

Telenet (Belgium)	6,200	6,200	(19,800)	11,500	(52,000)	32,200	—	—	(19,800)	6,200	14,500	6,200	16,800

The Americas:
VTR (Chile)	27,600	43,400	15,100	50,200	(20,000)	31,400	—	—	11,400	43,400	28,700	43,400	10,100
Puerto Rico	100	100	—	700	—	(200)	—	—	(200)	100	1,000	100	(100)
Total The Americas	27,700	43,500	15,100	50,900	(20,000)	31,200	—	—	11,200	43,500	29,700	43,500	10,000

Austar (Australia)	6,400	—	8,500	8,500	—	—	8,600	—	8,600	—	(100)	—	—

Grand Total	181,900	310,000	(6,100)	313,200	(262,600)	217,200	17,700	(3,100)	(30,800)	322,400	179,500	355,400	164,500

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	22,200	68,600	(60,600)	64,300	(180,600)	108,500	9,100	(3,100)	(66,100)	75,400	54,900	89,200	75,500
Germany	7,800	79,800	(300)	99,400	(52,600)	43,800	—	—	(8,800)	79,800	54,500	79,800	53,700
Total UPC Broadband Division	30,000	148,400	(60,900)	163,700	(233,200)	152,300	9,100	(3,100)	(74,900)	155,200	109,400	169,000	129,200
Telenet (Belgium)	6,200	6,200	(19,800)	11,500	(52,000)	32,200	—	—	(19,800)	6,200	14,500	6,200	16,800
The Americas	27,700	43,500	15,100	50,900	(20,000)	31,200	—	—	11,200	43,500	29,700	43,500	10,000
Austar (Australia)	6,400	—	8,500	8,500	—	—	8,600	—	8,600	—	(100)	—	—
Total Organic Change	70,300	198,100	(57,100)	234,600	(305,200)	215,700	17,700	(3,100)	(74,900)	204,900	153,500	218,700	156,000

ADJUSTMENTS:
Q2 2011 Netherlands adjustments	(16,200)	(15,700)	(1,300)	(1,300)	—	—	—	—	—	(42,600)	(1,300)	(15,700)	—
Q2 2011 Switzerland adjustments	—	—	—	—	5,100	(5,100)	—	—	—	32,500	—	32,500	—
Q2 2011 Acquisition - Fibernet (Hungary)	127,800	127,600	52,300	79,900	37,500	6,600	—	—	44,100	127,600	27,300	119,900	8,500

Net Adjustments	111,600	111,900	51,000	78,600	42,600	1,500	—	—	44,100	117,500	26,000	136,700	8,500

Total Net Adds (Reductions)	181,900	310,000	(6,100)	313,200	(262,600)	217,200	17,700	(3,100)	(30,800)	322,400	179,500	355,400	164,500

Footnotes for Operating Data and Subscriber Variance Tables

(1)                      Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)                      Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)                      Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)                      Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)                      Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 385,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)                      Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At June 30, 2011, we included 47,100 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (CI+) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)                      DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. Austar’s DTH RGUs include 144,600 commercial RGUs that are calculated on an EBU basis.

(8)                      MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)                      Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)                 Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 75,300 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,700 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)                 Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)                 Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 56,300 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)                 Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At June 30, 2011, Cablecom’s partner networks account for 105,700 Customer Relationships, 171,500 RGUs, 71,000 Digital Cable Subscribers, 431,500 Internet Homes Serviceable, 431,500 Telephony Homes Serviceable, 59,800 Internet Subscribers, and 40,700 Telephony Subscribers. In addition, partner networks account for 485,800 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2011 subscriber table.

Additional General Notes to Tables:

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in (i) Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis) and (ii) Australia. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (B2B) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, Belgium, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our June 30, 2011 subscriber table exclude 109,500 SOHO (small office and home office) subscribers to B2B internet (59,000), telephony (37,100) and digital cable (13,400) services provided by our UPC Broadband Division. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.